EXHIBIT 99.1

Contact:	F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS SECOND QUARTER RESULTS AND GOODWILL WRITE-OFF

MOBILE, Ala., Aug. 3 /PRNewswire-FirstCall/ -- BancTrust Financial Group, Inc. (Nasdaq: BTFG) today reported that it has taken a charge to earnings to reflect the impairment of its goodwill.  This goodwill impairment charge is an accounting adjustment that does not affect cash flows, liquidity, regulatory capital, regulatory capital ratios or future operations.  The amount of this non-cash goodwill write-off is $97.4 million.  The company reported a net loss to common shareholders, including the write-off of goodwill, of $118.7 million, or $6.74 per diluted share, for the second quarter ended June 30, 2009, compared with net income of $1.8 million, or $0.10 per diluted share, in the second quarter of 2008. Of the $6.74 per diluted share second quarter 2009 loss, $5.53 was attributable to the $97.4 million goodwill write-off.  The second quarter 2009 results also included a $22.1 million provision to the allowance for loan and lease losses, $9.3 million in losses and write-downs on other real estate owned, $2.3 million in FDIC assessments and $761 thousand in expenses related to the preferred stock dividend.  The expense for FDIC assessment reflects a special assessment and increased insurance rates, both of which were industry-wide.

“BancTrust’s second quarter write-down of goodwill is a non-cash accounting entry that has no effect on the operation of our business, our ability to serve our customers or our insurance coverage for deposits,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc.  “With the further decline in our stock price and continuation of unprecedented conditions in the markets in general, our goodwill testing showed impairment, and we determined that it was appropriate to recognize a charge to more conservatively state the company’s asset values and remove uncertainty regarding the possibility of a future write-down.  This adjustment more closely aligns the company’s book value with its tangible book value, and, we believe, results in a more accurate reflection of current market conditions in our statement of condition. BancTrust continues to be classified as “well-capitalized,” the highest regulatory rating, and our deposits continue to be insured to the maximum amount provided by the Federal Deposit Insurance Corporation.

“Our second quarter loss was due primarily to the non-cash write-down of goodwill and an increase in our loan loss provision compared with the second quarter of last year,” continued Mr. Lamar.  “The increase in our provision reflects the continued weakness in real estate markets and its effect on certain loans, particularly in Florida.  We added $22.1 million to our allowance for loan losses in the second quarter to strengthen our reserves.  We remain focused on managing credit quality, disposing of other real estate and maintaining our strong capital position.  We believe these will be key steps in restoring BancTrust’s earnings power in future quarters, and we are hopeful that the Company will return to profitability by the end of 2009.”

Second Quarter Results

Net interest revenue was $12.4 million in the second quarter of 2009 compared with $16.2 million in the second quarter of 2008.  The decline in net interest revenue was due primarily to a 95 basis point decrease in net interest margin which more than offset a 3.85% increase in average earning assets to $1.889 billion.  BancTrust’s net interest margin was 2.65% in the second quarter of 2009 compared with 3.60% in the second quarter of 2008.  The reduced margin resulted in part from numerous interest rate cuts by the Federal Reserve in 2008 which caused our average yield on loans to decline at a faster rate than our cost of deposits.  Approximately 54% of BancTrust’s loan portfolio is tied to variable interest rates.  In addition, the net interest margin was negatively impacted by the high level of non-performing assets that reduced interest income.

Total loans were down 3.9% to $1.5 billion since the second quarter of 2008 as a result of the slowdown in economic activity in our coastal markets, non-performing loans moved into other real estate owned, and the sale of three Tuscaloosa area branches that included approximately $24.6 million in loans.  The Tuscaloosa area branches were acquired in the Peoples BancTrust acquisition and sold in August 2008 as part of the Company’s strategy to focus on markets where it has a greater presence.

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Non-performing loans rose to $125.7 million in the second quarter of 2009 compared with $108.0 million in the first quarter of 2009 and $34.3 million in the second quarter of 2008. Of the $17.7 million increase from the first quarter of 2009, $12.2 million are loans that are renegotiated but accruing interest.  “The majority of our non-performing loans are attributable to real estate loans in our coastal markets, with Florida-based loans accounting for about 65% of non-performing assets,” stated Mr. Lamar.  “During the second quarter we hired two seasoned veteran executives in Florida, one of whom serves as area president, to manage this market, with a charge to focus on problem assets.  We also engaged a commercial real estate consultant and a local realtor to assist with the disposition of our other real estate in northwest Florida.  The new team reported a modest increase in Florida real estate transactions during the second quarter and was able to sell several parcels that had been foreclosed.  We believe the slowdown in the rate of growth in our non-performing assets this quarter reflects a positive change in Florida; however, we continued to build our allowance for loan losses to offset our higher level of non-performing loans.  We believe our aggressive actions in providing for problem loans will accelerate our return to profitability as the economy improves.”

BancTrust recorded a provision for loan losses of $22.1 million in the second quarter of 2009 compared with $2.4 million in the second quarter of 2008, and $11.1 million in the linked first quarter of 2009.  Net charge-offs for the second quarter of 2009 were $10.9 million and were primarily related to land development loans. This compares with net charge-offs of $1.6 million in the second quarter of 2008.  The allowance for loan losses was 3.27% of total loans at June 30, 2009, compared with 2.47% in the first quarter of 2009 and 1.58% in the second quarter of 2008.

Total non-interest revenue declined 8.2% to $5.0 million in the second quarter of 2009 compared with $5.4 million in the second quarter of 2008.  Trust revenue declined 7.4% to $926,000 primarily because of a decline in the stock market; service charges on deposit accounts decreased 16% to $2.3 million; and other income, charges and fees were up 6.8% to $1.7 million, all compared with the second quarter of 2008.

Total non-interest expense, excluding the $97.4 million write-off of goodwill, increased to $28.0 million in the second quarter of 2009 compared with $16.6 million in the second quarter of 2008.  This increase in non-interest expense was due primarily to a $9.3 million loss on the sale of other real estate (OREO), $2.3 million in FDIC insurance fees which included a special assessment and higher insurance rates by the FDIC, and $1.5 million in other real estate carrying costs.

BancTrust was classified as well-capitalized at the end of the second quarter of 2009.  Total risk-based capital was 12.83% for the holding company and 13.84% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%.  Tier 1 risk-based capital was 11.56% for the holding company and 12.57% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

Six Months Results

Net loss available to common shareholders was $124.7 million for the first six months of 2009 compared with net income of $4.5 million for the first six months of 2008.  Net loss per diluted share was $7.08 for the first six months of 2009 compared with net income of $0.26 per diluted share for the same period in 2008.  The 2009 results include a $97.4 million non-cash charge related to the write-down of goodwill as required by FASB Statement 142, which is responsible for $5.53 of the $7.08 loss per diluted share, as well as $1.5 million in expense related to the preferred stock dividend.  BancTrust sold $50 million in senior preferred shares to the U.S. Treasury in December 2008.  The preferred shares pay a cumulative annual dividend rate of 5% for the first five years.

Net interest income decreased to $25.2 million in the first six months of 2009 compared with $33.0 million in the first six months of 2008.  The decline in interest income was due primarily to an 87 basis point decrease in net interest margin compared with the first six months of 2008.  Our high level of non-performing assets also contributed to this decline.

The provision for loan losses was $33.2 million in the 2009 period compared with $5.3 million in the 2008 period.  The increase in the provision since last year was primarily due to higher charge-offs and adding reserves to the allowance for loan losses.  At June 30, 2009, non-performing assets totaled $177.5 million compared with $84.4 million at June 30, 2008.

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Non-interest expense increased to $142.6 million in the first six months of 2009 compared with $33.3 million in the first six months of 2008.  The increase was due to the $97.4 million write-off of goodwill, an increase of $10.8 million in losses and write downs of other real estate owned, an increase of $2.4 million in FDIC insurance expense due to a special assessment and increased insurance rates by the FDIC, and a $1.4 million increase in other real estate carrying costs compared with the corresponding period of the prior year.

BancTrust’s Board of Directors did not declare a dividend for the third quarter of 2009.  “We believe it is important for BancTrust to preserve its capital during this turbulent economic period, and our recent results of operations do not justify the payment of a dividend this quarter,” stated Mr. Lamar.  “Our Board of Directors will continue to evaluate the advisability of future cash dividends to balance our goals of maintaining a strong capital base and building long-term shareholder value.”

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama.  The Company provides an array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and 10 bank offices in northwest Florida.  BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as  “expect,” “may,” “could,” “intend,” “project,”, “hope,” “schedule,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements.  Our forward-looking statements are based on information presently available to  management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a further deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the recently enacted Emergency Economic Stabilization Act of 2008, American Recovery and Reinvestment Act of 2009 and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in  BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

Contact:     F. Michael Johnson
Chief Financial Officer
(251) 431-781

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BTFG Reports Second Quarter Results

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2009	2009	2008	2008	2008	2009	2008

EARNINGS:
Interest revenue	$21,066	$21,911	$24,210	$25,266	$27,622	$42,977	$58,616
Interest expense	8,669	9,149	10,697	10,898	11,458	17,818	25,593

Net interest revenue	12,397	12,762	13,513	14,368	16,164	25,159	33,023

Provision for loan losses	22,050	11,100	8,086	1,863	2,382	33,150	5,311

Trust revenue	926	926	1,138	1,018	1,000	1,852	2,000
Service charges on deposit accounts	2,312	2,271	2,697	2,802	2,753	4,583	5,570
Securities gains	4	2,299	135	3	41	2,303	48
Gain on sale of interest rate floor	0	0	0	0	0	0	1,115
Other income, charges and fees	1,716	1,456	1,503	1,764	1,607	3,172	3,381
Total non-interest revenue	4,958	6,952	5,473	5,587	5,401	11,910	12,114

Salaries, pensions and other employee benefits	7,449	7,356	7,598	7,626	7,603	14,805	16,049
Net occupancy, furniture and equipment expense	2,599	2,676	2,954	2,998	3,148	5,275	6,139
Intangible amortization	688	687	780	949	948	1,375	1,772
Goodwill Impairment	97,367	0	0	0	0	97,367	0
Loss (gain) on other real estate, net	9,340	1,643	301	1,709	159	10,983	188
FDIC insurance assessment	2,290	389	404	198	118	2,679	279
Other real estate carrying cost	1,505	528	405	260	437	2,033	642
Other non-interest expense	4,200	3,874	4,199	4,166	4,157	8,074	8,241
Total non-interest expense	125,438	17,153	16,641	17,906	16,570	142,591	33,310
(Loss) income before income taxes	(130,133)	(8,539)	(5,741)	186	2,613	(138,672)	6,516
Income tax (benefit) expense	(12,217)	(3,261)	(2,249)	(37)	836	(15,478)	1,991
Net (loss) income	(117,916)	(5,278)	(3,492)	223	1,777	(123,194)	4,525

Effective preferred stock dividend	761	745	111	0	0	1,506	0

Net (loss) income to common shareholders	$(118,677)	$(6,023)	$(3,603)	$223	$1,777	$(124,700)	$4,525

(Loss) earnings per common share:
Total
Basic	(6.74)	(0.34)	(0.21)	$0.01	$0.10	$-7.08	$0.26
Diluted	(6.74)	(0.34)	(0.21)	0.01	0.10	-7.08	0.26

Cash dividends declared
per common share	$0.010	$0.025	$0.13	$0.13	$0.13	$0.035	$0.26

Book value per common share	$6.55	$13.32	$13.80	$14.00	$14.08	$6.55	$14.08

Common shares outstanding	17,629	17,594	17,555	17,548	17,535	17,629	17,535
Basic average common shares outstanding	17,613	17,588	17,555	17,548	17,535	17,601	17,529
Diluted average common shares outstanding	17,613	17,715	17,712	17,721	17,697	17,601	17,673

STATEMENT OF CONDITION:	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08	06/30/09	06/30/08
Cash and cash equivalents	$159,619	$201,967	$85,069	$99,638	$77,124	$159,619	$77,124
Securities available for sale	270,771	208,655	221,879	215,126	222,082	270,771	222,082
Loans and loans held for sale	1,498,336	1,532,003	1,533,806	1,521,704	1,558,967	1,498,336	1,558,967
Allowance for loan losses	(49,008)	(37,872)	(30,683)	(25,116)	(24,642)	(49,008)	(24,642)
Goodwill	0	97,367	97,367	97,506	98,463	0	98,463
Other intangible assets	8,102	8,790	9,477	10,256	11,205	8,102	11,205
Other assets	186,834	174,750	171,262	169,774	179,630	186,834	179,630
Total assets	$2,074,654	$2,185,660	$2,088,177	$2,088,888	$2,122,829	$2,074,654	$2,122,829

Deposits	$1,777,471	$1,770,933	$1,662,477	$1,687,116	$1,703,332	$1,777,471	$1,703,332
Short term borrowings	20,000	20,000	20,000	959	8,042	20,000	8,042
FHLB borrowings and long term debt	93,125	93,209	93,398	134,473	142,807	93,125	142,807
Other liabilities	21,264	19,954	22,914	20,677	21,823	21,264	21,823
Preferred stock	47,323	47,194	47,085	0	0	47,323	0
Common shareholders' equity	115,471	234,370	242,303	245,663	246,825	115,471	246,825
Total liabilities and shareholders' equity	$2,074,654	$2,185,660	$2,088,177	$2,088,888	$2,122,829	$2,074,654	$2,122,829

	Quarter Ended					Six Months Ended
	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08	06/30/09	06/30/08
AVERAGE BALANCES:
Total assets	$2,163,702	$2,139,138	$2,072,075	$2,088,019	$2,127,484	$2,151,488	$2,153,201
Earning assets	1,889,139	1,848,420	1,766,228	1,774,193	1,819,174	1,868,892	1,854,478
Loans	1,525,170	1,533,361	1,521,737	1,542,183	1,570,840	1,529,243	1,588,382
Deposits	1,753,792	1,710,054	1,670,043	1,677,430	1,710,582	1,732,044	1,737,868
Common shareholders' equity	231,964	242,563	246,079	247,008	249,270	237,234	249,575

PERFORMANCE RATIOS:

Return on average assets	-21.86%	-1.00%	-0.67%	0.04%	0.34%	-11.55%	0.42%
Return on average common shareholders' equity	-205.21%	-10.07%	-5.82%	0.36%	2.87%	-106.00%	3.65%
Net interest margin (tax equivalent)	2.65%	2.83%	3.08%	3.25%	3.60%	2.74%	3.61%

ASSET QUALITY:

Ratio of non-performing assets to total assets	8.56%	7.23%	5.91%	5.58%	3.97%	8.56%	3.97%
Ratio of allowance for loan losses to total loans, net of unearned income	3.27%	2.47%	2.00%	1.65%	1.58%	3.27%	1.58%
Net loans charged-off to average loans (annualized)	2.87%	1.03%	0.66%	0.27%	0.42%	1.95%	0.56%
Ratio of ending allowance to total non-performing loans	39.00%	35.07%	42.32%	35.94%	71.86%	39.00%	71.86%

CAPITAL RATIOS:

Average common shareholders' equity to
average total assets	10.72%	11.34%	11.88%	11.83%	11.72%	11.03%	11.59%
Dividend payout ratio	N/A	N/A	N/A	1300.00%	130.00%	N/A	100.00%